UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 9, 2008

GENERAL COMMUNICATION, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-15279	92-0072737
(State or other Jurisdiction of	Commission File Number	(I.R.S Employer
Incorporation or organization)		Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events

GCI announced that it reached an agreement with AT&T that provides for an orderly four-year transition of GCI's wireless customers from the Dobson/AT&T network in Alaska to GCI's soon-to-be-built, wireless facilities. Under the agreement AT&T's obligation to purchase network services from GCI will terminate as of July 1, 2008. The traffic from Dobson accounted for approximately $25 million in revenues and $17 million in EBITDAS in 2007. AT&T will provide GCI with a large block of wireless network usage at no charge to facilitate the transition of GCI’s customers. This grant of service may result in a non-cash gain to be recorded in GCI’s income.

GCI has announced plans to build both CDMA and GSM wireless facilities in Alaska. GCI estimates it will spend approximately $100 million to construct wireless facilities throughout the terrestrially served portions of Alaska including the cities of Anchorage, Fairbanks, and Juneau.

GCI has signed a definitive agreement to purchase the minority interest of Alaska Digitel for approximately $10 million. Following FCC approval of the change in control, GCI will own 100% of Alaska Digitel.

In light of its new wireless plans GCI issued revised capital expenditure guidance for 2008. GCI now anticipates total capital expenditures of $220 million in 2008 excluding amounts to be booked as a capital lease in conjunction with the launch of GCI's replacement satellite facilities.

As part of its capital investment plan GCI will undertake a refinancing of its senior credit facility during the first half of 2008.

GCI announced sales of long-haul fiber capacity totaling more than $8.5 million.

See the attached press release for additional information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMMUNICATION, INC.
(Registrant)

Date: January 9, 2008

	By	/s/ John M. Lowber
Name: John M. Lowber
Title: Senior Vice President,
Chief Financial Officer,
Secretary and Treasurer
(Principal Financial Officer)

Exhibit Index

Exhibit No.	Description
99.1	Press release issued by General Communication, Inc. on January 9, 2008